EXHIBIT 99.1

News Release	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

For Release: August 9, 2006	Contact:	William P. Benac
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RECORD SECOND QUARTER
PROFITS — DAMAGED TANK RAILCAR PLANT HAS REOPENED

     St. Charles, MO, August 9th, 2006 — American Railcar Industries, Inc. (“ARI”) [NASDAQ: ARII] today reported its second quarter financial results.
     For the three months ended June 30, 2006, revenues were $151.6 million versus $160.7 million for the same period of 2005. Revenues increased significantly for all businesses, except for the Marmaduke tank railcar manufacturing plant, which was shut down for the quarter and under repair for damage from a tornado that occurred on April 2, 2006. The repairs at the Marmaduke plant are substantially complete and the plant resumed production on August 7, 2006. The second quarter was exceptionally strong for the covered hopper railcar manufacturing plant, which set a new quarterly record for railcar production and revenues.
     Net earnings attributable to common stock were $10.8 million or $0.51 per diluted share for the three months ended June 30, 2006, versus $1.9 million or $0.17 per diluted share for the comparable period of 2005. Net earnings for the quarter include $5.0 million of business interruption compensation from the Company’s insurance carrier for lost profits while the tank railcar manufacturing plant was under repair. The Company also received an additional $3.0 million of insurance to cover continuing expenses for the second quarter, and expects further business interruption insurance payments for the third quarter. For the three months ended June 30, 2005, the Company declared preferred dividends of $4.6 million, which had the effect of reducing net earnings available to common shareholders.
     For the six months ended June 30, 2006 revenues were $330.3 million versus $291.6 million for the comparable period of 2005. Revenues for 2006 were reduced by the tank railcar manufacturing plant being under repair for the entire quarter, but still exceeded the prior year due to strong growth in covered hopper railcar production, and growth in the railcar services business.
     Net earnings attributable to common stock were $17.5 million or $0.87 per diluted share for the six months ended June 30, 2006, which compares favorably to a net loss attributable to common stock of $0.1 million or $0.00 per diluted share for the six months ended June 30, 2005. The Company declared preferred dividends of $0.6 million and $9.1 million for the six months ended June 30, 2006 and 2005, respectively. The preferred dividends had the effect of reducing net earnings available to common shareholders. All of the Company’s preferred stock and substantially all of its debt were retired in the first quarter of 2006 in connection with the Company’s January 2006 initial public offering.
     EBITDA was $19.4 million for the second quarter of 2006 and $13.7 million for the same quarter of 2005. For the six months ended June 30, 2006 EBITDA was $33.7 million and compares favorably to the $19.7 million for the same period of 2005.
     Adjusted EBITDA was $20.9 million in the second quarter of 2006 and $13.7 million for the same quarter of 2005. The adjustment to EBITDA reflects stock based compensation expenses of $1.5 million. Adjusted EBITDA for the six months ended June 30, 2006 was $38.8 million and reflects an adjustment to exclude $5.1 million of stock based compensation expense. For the six months ended June 30, 2005 Adjusted EBITDA was $19.7 million. The Company expects to incur an additional $1.5 million compensation expense, related to previous grants of restricted stock and stock options, per quarter for the balance of 2006. The improvements in net earnings, EBITDA and Adjusted EBITDA from 2005 to 2006 resulted primarily from improved profit margins which were primarily due to improved operating efficiencies, the recovery of raw material cost increases through variable pricing clauses in our customer contracts, and insurance compensation for business interruption while our Marmaduke tank railcar manufacturing plant was shut down and under repair due to tornado damage. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
     ARI shipped 1,734 railcars in the second quarter of 2006. This compares to 1,863 railcars shipped in the second quarter of 2005. Second quarter 2006 shipments were comprised of 1,649 covered hopper railcars and 85 tank railcars (all of which were substantially complete at the time of the storm). In the same quarter of 2005, shipments were comprised of 1,034 covered hopper railcars, 354 centerbeam platform railcars and 475 tank railcars. Railcar production and revenues were lower in the quarter as a result of the Marmaduke plant closure, however the Company’s insurance is compensating the Company for its business interruption losses (less a deductible).

     “The Company had a very strong quarter, even though our tank railcar manufacturing plant was undergoing repair. The covered hopper railcar plant set a new production record with 1,649 railcars shipped in the quarter,” said James J. Unger, President and CEO of ARI. “Our substantial backlog of unfilled orders for new railcars totaled 12,790 cars at June 30, 2006, and was almost double the 6,425 railcar backlog of one year earlier. Our Marmaduke plant has resumed operations this week and we expect to see production steadily increase and reach capacity rates by the end of the third quarter. We expect the third quarter to be strong with good operating rates for covered hopper railcars and further payments from our business interruption insurance for our tank railcar manufacturing plant, as production at that plant increases to capacity production rates. The fourth quarter is expected to be very strong, with both railcar assembly plants expected to be operating at capacity levels by the beginning of that quarter.”
     ARI will host a webcast and conference call on Thursday August 10th, 2006 at 10:00 am (Eastern time) to discuss the Company’s second quarter financial results. To participate in the webcast, please log on to ARI’s investor relations page through the ARI web site at www.americanrailcar.com. To participate in the conference call dial 1-800-573-4752 and use participant code 36243490. Participants are asked to logon to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time.
     An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
     American Railcar Industries, Inc. is a leading North American manufacturer of covered hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components used in the production of its railcars as well as railcars and non-railcar industrial products produced by others. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding estimated future production rates and estimated third and fourth quarter results, statements regarding expected insurance recoveries, and statements regarding any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Estimated backlog reflects the total sales attributable to the backlog reported at the end of the particular period as if such backlog were converted to actual sales. Estimated backlog does not reflect potential price increases or decreases under our customer contracts that provide for variable pricing based on changes in the cost of certain raw materials and railcar components or the possibility that contracts may be canceled or railcar delivery dates delayed, and does not reflect the effects of any cancellation or delay of railcar orders that may occur. ARI cannot guarantee that its insurance coverage, subject to applicable deductibles, will be adequate to cover damage to the facility and railcars. Nor can ARI guarantee that its business interruption insurance will be adequate to cover its losses resulting from the business interruption. ARI’s insurance carrier could also contest the scope of ARI’s coverage or the amount of its coverage or deductibles. Even if ARI’s assessment of its insurance coverage is correct, delays in receiving payments from, or disputes with, its insurance carrier, could adversely affect ARI’s business and results of operations. Although the plant rebuilding is substantially complete, ARI cannot guarantee the timing of achieving full production rates at its Marmaduke facility, or whether its rebuilding efforts, plant shut down or associated delivery delays will result in unanticipated costs that may not be covered by insurance. ARI cannot assure that it will be able to retain its tank railcar customers or orders. Its tank railcar orders may be subject to cancellation in connection with its plant shut-down or otherwise, or ARI may incur disputes with those customers over rescheduling deliveries. ARI also cannot guarantee that it will be able to retain its employees, several of whom may have been displaced from their homes. Other potential risks and uncertainties include, among other things: the cyclical nature of the railcar manufacturing business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; ARI’s ability to maintain relationships with its suppliers of railcar components and raw materials; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; the highly competitive nature of the railcar manufacturing industry; the risk of further damage to our primary railcar manufacturing facilities or equipment in Paragould or Marmaduke, Arkansas; our reliance upon a small number of customers that represent a large percentage of our revenues; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; our dependence on key personnel; the risks of labor shortage in light of our recent growth; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchang e Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts, unaudited)

	December 31,	June 30,
	2005	2006

Assets
Current assets
Cash and cash equivalents	$28,692	$27,609
Accounts receivable, net	38,273	35,538
Accounts receivable, due from affiliates	5,110	2,678
Insurance claim receivable, net	—	8,000
Inventories, net	88,001	111,877
Prepaid expenses	2,523	4,001
Deferred tax asset	1,967	1,746

Total current assets	164,566	191,449

Property, plant and equipment
Buildings	84,255	87,676
Machinery and equipment	68,187	80,189

	152,442	167,865
Less accumulated depreciation	65,398	69,834

Net property, plant and equipment	87,044	98,031
Construction in process	3,759	12,553
Land	2,182	2,593

Total property, plant and equipment	92,985	113,177

Debt issuance costs	565	207
Deferred offering costs	4,860	—
Goodwill	—	7,230
Other assets	26	37
Investment in joint venture	5,578	5,600

Total assets	$268,580	$317,700

CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED
(In thousands, except per share amounts, unaudited)

	December 31,	June 30,
	2005	2006

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$33,294	$85
Accounts payable	55,793	47,008
Accounts payable, due to affiliates	4,457	933
Accrued expenses and taxes	7,675	7,774
Insurance advance	—	2,881
Accrued compensation	7,243	9,360
Accrued dividends	11,336	636
Note payable to affiliate — current	19,000	—

Total current liabilities	138,798	68,677

Long - term debt, net of current portion	7,076	53
Deferred tax liability	5,364	6,512
Pension and post-retirement liabilities	10,522	10,261
Other amounts due to affiliates	—	4
Other liabilities	59	58
Mandatory redeemable preferred stock, stated value $1,000, 99,000 shares authorized, 1 share issued and outstanding at December 31, 2005, none outstanding at June 30, 2006	1	—

Total liabilities	161,820	85,565

Commitments and contingencies	—	—

Stockholders’ equity:
New Preferred Stock, $.01 par value per share, stated value $1,000 per share, 500,000 shares authorized, 82,055 shares issued and outstanding at December 31, 2005, none outstanding at June 30, 2006	82,055	—
Common stock, $.01 par value, 50,000,000 shares authorized, 11,147,059 and 21,207,773 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively	111	212
Additional paid-in capital	41,667	232,716
Retained earnings accumulated (deficit)	(15,442)	801
Accumulated other comprehensive loss	(1,631)	(1,594)

Total stockholders’ equity	106,760	232,135

Total Liabilities and stockholders’ equity	$268,580	$317,700

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended,
	June 30,	June 30,
	2005	2006

Revenues:
Manufacturing operations (including revenues from affiliates of $17,050 and $5,182 for the three months ended June 30, 2005 and 2006, respectively)	$149,284	$138,816

Railcar services (including revenues from affiliates of $5,509 and $4,531 for the three months ended June 30, 2005 and 2006, respectively)	11,437	12,734

Total revenues	160,721	151,550

Cost of goods sold:
Manufacturing operations (including costs related to affiliates of $15,475 and $4,800 for the three months ended June 30, 2005 and 2006, respectively)	135,399	123,618

Railcar services (including costs related to affiliates of $5,312 and $3,544 for the three months ended June 30, 2005 and 2006, respectively)	10,323	9,947

Total cost of goods sold	145,722	133,565
Gross profit	14,999	17,985

Income related to insurance recoveries, net	—	4,983
Selling, administrative and other	3,229	4,608
Stock based compensation expense	—	1,419

Earnings from operations	11,770	16,941

Interest income	109	429
Interest expense (including interest expense to affiliates of $346 and $0 for the three months ended June 30, 2005 and 2006, respectively)	1,296	103
Earnings (loss) from joint venture	180	(138)

Earnings before income tax expense	10,763	17,129
Income tax expense	4,264	6,308

Net earnings	$6,499	$10,821

Less preferred dividends	(4,570)	—

Earnings available to common shareholders	$1,929	$10,821

Net earnings per common share — basic	$0.17	$0.51
Net earnings per common share — diluted	$0.17	$0.51
Weighted average common shares outstanding — basic	11,147	21,208
Weighted average common shares outstanding — diluted	11,147	21,289

Dividends declared per common share	$—	$0.03

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Six Months Ended,
	June 30,	June 30,
	2005	2006

Revenues:
Manufacturing operations (including revenues from affiliates of $28,148 and $20,209 for the six months ended June 30, 2005 and 2006, respectively)	$269,978	$305,306

Railcar services (including revenues from affiliates of $11,280 and $10,513 for the six months ended June 30, 2005 and 2006, respectively)	21,665	24,973

Total revenues	291,643	330,279

Cost of goods sold:
Manufacturing operations (including costs related to affiliates of $25,943 and $18,868 for the six months ended June 30, 2005 and 2006, respectively)	250,916	271,874

Railcar services (including costs related to affiliates of $9,106 and $8,115 for the six months ended June 30, 2005 and 2006, respectively)	18,575	20,160

Total cost of goods sold	269,491	292,034
Gross profit	22,152	38,245

Gain related to insurance recoveries	—	4,983
Selling, administrative and other	6,628	9,753
Stock based compensation expense	—	4,969

Earnings from operations	15,524	28,506

Interest income (including interest income from affiliates of $823 and $0 for the six months ended June 30, 2005 and 2006, respectively)	977	915

Interest expense (including interest expense to affiliates of $1,174 and $98 for the six months ended June 30, 2005 and 2006, respectively)	2,382	1,133
Earnings from joint venture	924	337

Earnings before income tax expense	15,043	28,625
Income tax expense	6,006	10,543

Net earnings	$9,037	$18,082

Less preferred dividends	(9,090)	(568)

Earnings (loss) available to common shareholders	$(53)	$17,514

Net earnings (loss) per common share — basic	$(0.00)	$0.87
Net earnings (loss) per common share — diluted	$(0.00)	$0.87
Weighted average common shares outstanding — basic	11,147	20,116
Weighted average common shares outstanding — diluted	11,147	20,220

Dividends declared per common share	$—	$0.06

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Six Months Ended
	June 30,	June 30,
	2005	2006

Operating activities:
Net earnings	$9,037	$18,082
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	3,229	4,915
Loss on the write-off of property, plant and equipment	—	3,867
Write-off of deferred financing costs	—	566
Stock based compensation	—	5,064
Change in joint venture investment as a result of earnings	(924)	(337)
Expense relating to pre-recapitalization liabilities	530	—
Provision for deferred income taxes	4,619	(221)
Provision for losses on accounts receivable	39	263
Changes in operating assets and liabilities:
Accounts receivable, net	(4,897)	2,479
Accounts receivable, due from affiliate	—	2,423
Business interruption insurance claim receivable	—	(8,000)
Inventories	(4,067)	(20,039)
Prepaid expenses	(4,399)	(1,465)
Accounts payable	27,543	(8,785)
Accounts payable, due to affiliate	—	(2,048)
Accrued expenses and taxes	5,301	(2,546)
Other	(169)	(239)

Net cash provided by (used in) operating activities	35,842	(6,021)

Investing activities:
Purchases of property, plant and equipment	(9,392)	(21,036)
Property insurance advance on Marmaduke tornado damage	—	7,500
Repayment of note receivable from affiliate (Ohio Castings LLC)	—	315
Acquisitions	—	(17,220)

Net cash used in investing activities	(9,392)	(30,441)

Financing activities:
Proceeds from sale of common stock	—	205,275
Offering costs	—	(14,605)
Preferred stock redemption	—	(82,056)
Preferred stock dividends	—	(11,904)
Common stock dividends	—	(636)
Decrease in amounts due to affiliates	(35,233)	(20,473)
Majority shareholder capital contribution	—	275
Finance fees related to new credit facility	—	(265)
Proceeds from debt issuance	30,770	—
Repayment of debt	(1,126)	(40,232)

Net cash (used in) provided by financing activities	(5,589)	35,379

Increase (decrease) in cash and cash equivalents	20,861	(1,083)
Cash and cash equivalents at beginning of period	6,943	28,692

Cash and cash equivalents at end of period	$27,804	$27,609

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2006	2005	2006

Net earnings	$6,499	$10,821	$9,037	$18,082
Income tax expense	4,264	6,308	6,006	10,543
Interest expense	1,296	103	2,382	1,133
Interest income	(109)	(429)	(977)	(915)
Depreciation	1,704	2,596	3,229	4,857

EBITDA	$13,654	$19,399	$19,677	$33,700

Stock based compensation expense	—	1,514	—	5,064

Adjusted EBITDA	$13,654	$20,913	$19,677	$38,764

     EBITDA represents net earnings (loss) before income tax expense (benefit), interest expense (income), net of amortization and depreciation of property and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings (loss), cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
     Adjusted EBITDA represents EBITDA before stock based compensation expense related to a restricted stock grant and stock options. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance compared to that of other companies in our industry. In addition, these charges are excluded from our calculation of EBITDA under our new revolving credit agreement entered into in January 2006. Management also uses Adjusted EBITDA in evaluating our operating performance. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.